EXHIBIT 10(W)
                                                                  -------------








                            STOCK PURCHASE AGREEMENT


                                     Between


                               DONEGAL GROUP INC.


                                       and


                      SOUTHERN HERITAGE LIMITED PARTNERSHIP


                                 Relating to the
                                  Capital Stock
                                       of


                       SOUTHERN HERITAGE INSURANCE COMPANY












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                                TABLE OF CONTENTS

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
RECITALS...........................................................................................................        1

ARTICLE I - DEFINITIONS............................................................................................        1
      1.1       Definitions........................................................................................        1

ARTICLE II - REPRESENTATIONS, WARRANTIES AND AGREEMENTS
                         OF THE PARTNERSHIP........................................................................        7
      2.1       Organization.......................................................................................        7
      2.2       Subsidiaries.......................................................................................        7
      2.3       Authority..........................................................................................        7
      2.4       Capital Structure..................................................................................        8
      2.5       No Distributions on Capital Stock..................................................................        8
      2.6       Financial Statements; Examinations.................................................................        9
      2.7       Material Changes Since December 31, 1997...........................................................        9
      2.8       Availability of Assets and Legality of Use.........................................................       10
      2.9       Title to Property..................................................................................       10
      2.10      Books and Records..................................................................................       10
      2.11      Accounts Receivable................................................................................       10
      2.12      Compliance with Legal Requirements; Governmental Authorizations....................................       11
      2.13      Real Property and Leases...........................................................................       11
      2.14      Insurance..........................................................................................       12
      2.15      Conduct of Business................................................................................       12
      2.16      No Undisclosed Liabilities.........................................................................       13
      2.17      No Default or Litigation...........................................................................       13
      2.18      Tax Liabilities....................................................................................       13
      2.19      Contracts..........................................................................................       14
      2.20      Employee Agreements................................................................................       15
      2.21      Employee Relations.................................................................................       15
      2.22      Employee Retirement Income Security Act............................................................       15
      2.23      Conflicts; Sensitive Payments......................................................................       16
      2.24      Corporate Name.....................................................................................       16
      2.25      Trademarks and Proprietary Rights..................................................................       16
      2.26      Environmental Matters..............................................................................       17
      2.27      Insurance Issued by the Company....................................................................       18
      2.28      Health and Safety Matters..........................................................................       19
      2.29      No Omissions.......................................................................................       19
      2.30      Finders  ..........................................................................................       19
      2.31      Representations and Warranties to Be True on the Closing Date......................................       19

ARTICLE III - REPRESENTATIONS, WARRANTIES AND AGREEMENTS
                         OF DGI....................................................................................       19
      3.1       Organization of DGI................................................................................       20
      3.2       Corporate Authority................................................................................       20


                                       (i)

      3.3       Finders  ..........................................................................................       20
      3.4       Representations and Warranties to be True on the Closing Date......................................       20


ARTICLE IV - ACTION PRIOR TO THE CLOSING DATE......................................................................       20
      4.1       Investigation of the Company.......................................................................       20
      4.2       Confidential Nature of Information.................................................................       21
      4.3       Preserve Accuracy of Representations and Warranties................................................       21
      4.4       Maintain the Company As a Going Concern............................................................       21
      4.5       Make No Material Change in the Company.............................................................       22
      4.6       No Public Announcement.............................................................................       22
      4.7       Antitrust Law Compliance...........................................................................       22
      4.8       Required Filings...................................................................................       23

ARTICLE V - ADDITIONAL COVENANTS OF THE PARTNERSHIP................................................................       23
      5.1       Non-Competition....................................................................................       23
      5.2       Use of Trademarks..................................................................................       24
      5.3       Use of Name........................................................................................       24
      5.4       1998 Excess of Loss Reinsurance Agreement..........................................................       24

ARTICLE VI - PURCHASE PRICE AND CLOSING............................................................................       24
      6.1       Closing Date.......................................................................................       24
      6.2       Purchase and Sale..................................................................................       24
      6.3       Delivery by the Partnership........................................................................       25
      6.4       Delivery by DGI....................................................................................       25

ARTICLE VII - CONDITIONS PRECEDENT TO OBLIGATIONS OF DGI...........................................................       25
      7.1       No Misrepresentation or Breach of Covenants and Warranties.........................................       25
      7.2       No Changes in or Destruction of Property...........................................................       25
      7.3       Legal Matters......................................................................................       26
      7.4       Additional Claims..................................................................................       26
      7.5       Opinion of Counsel for the Partnership.............................................................       26
      7.6       Resignations.......................................................................................       28
      7.7       Financing Commitment...............................................................................       28
      7.8       John C. Heller Employment Agreement................................................................       28
      7.9       Items to be Received by DGI........................................................................       28
      7.10      Minimum Company Surplus............................................................................       29
      7.11      Assumption of Florida Homeowners Business..........................................................       29
      7.12      Company Withdrawal from Florida....................................................................       30

ARTICLE VIII - CONDITIONS PRECEDENT TO OBLIGATIONS OF
                 THE PARTNERSHIP...................................................................................       30
      8.1       No Misrepresentation or Breach of Covenants and Warranties.........................................       30
      8.2       Opinion of Counsel for DGI.........................................................................       31
      8.3       Legal Matters......................................................................................       31



                                      (ii)




ARTICLE IX - TERMINATION...........................................................................................       32
      9.1       Termination........................................................................................       32
      9.2       Effect of Termination..............................................................................       33

ARTICLE X - AMENDMENT, WAIVER AND INDEMNIFICATION..................................................................       33
      10.1      Amendment..........................................................................................       33
      10.2      Extension; Waiver..................................................................................       33
      10.3      Survival of Obligations............................................................................       34
      10.4      Indemnification....................................................................................       34

ARTICLE XI - MISCELLANEOUS.........................................................................................       36
      11.1      Notices  ..........................................................................................       36
      11.2      Expenses...........................................................................................       37
      11.3      Governing Law; Jurisdiction and Service of Process.................................................       37
      11.4      Successors and Assigns.............................................................................       38
      11.5      Partial Invalidity.................................................................................       38
      11.6      Execution in Counterparts..........................................................................       38
      11.7      Titles and Headings................................................................................       38
      11.8      Schedules..........................................................................................       38
      11.9      Entire Agreement...................................................................................       38

      SIGNATURES ..................................................................................................       39

SCHEDULES:
----------

      2.1          -     Jurisdictions of Admission of the Company
      2.4          -     Capital Structure
      2.6(C)       -     Reports of Examination
      2.6(E)       -     Bank Accounts of the Company
      2.7          -     Material Changes Since December 31, 1997
      2.8          -     Non-Available Assets; Non-Conforming Uses
      2.12         -     Compliance Exceptions
      2.13(A)      -     Leases
      2.13(B)      -     Consents regarding Leases
      2.14         -     Insurance
      2.15         -     Pending and Threatened Claims
      2.17         -     Defaults or Litigation
      2.18         -     Tax Sharing
      2.19         -     Contracts
      2.20         -     Employee Agreements
      2.21         -     Employee Compensation
      2.23         -     Conflicts, Sensitive Payments
      2.25         -     Trademarks and Proprietary Rights
      2.26         -     Underground Storage Tanks
      2.27         -     Assumed Reinsurance
      2.28         -     Health and Safety Matters
      7.9          -     Further Loss Development


                                      (iii)

                            STOCK PURCHASE AGREEMENT



     THIS STOCK PURCHASE AGREEMENT (this "Agreement") made and entered into as of the 14th day of May, 1998 between DONEGAL GROUP INC., a Delaware corporation ("DGI") and SOUTHERN HERITAGE LIMITED PARTNERSHIP, a Delaware limited partnership (the "Partnership"), which owns all of the issued and outstanding shares (the "Shares") of capital stock of SOUTHERN HERITAGE INSURANCE COMPANY, a Georgia property and casualty insurance company (the "Company").

                                   WITNESSETH:

     WHEREAS, the Company is a property and casualty insurance company;

     WHEREAS, the Partnership owns all of the outstanding capital stock of the Company;

     WHEREAS, the Partnership desires to sell the Shares to DGI pursuant to the terms and conditions set forth in this Agreement; and

     WHEREAS, DGI desires to purchase the Shares from the Partnership on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, DGI and the Partnership, in consideration of the agreements, covenants and conditions contained herein, hereby make the following representations and warranties, give the following covenants and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 Definitions. When used in this Agreement, the following words or phrases have the following meanings:

         "Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person. For purposes of this definition, "control", including the terms "controlling" and "controlled", means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

         "Agreement" shall have the meaning ascribed to it in the preamble hereto.

         "Annual Statements" shall mean the annual statements of condition and affairs filed pursuant to the Georgia Insurance Law.

         "Assets" shall mean all rights, titles, franchises and interests in and to every species of property, real, personal and mixed, tangible and intangible, and things in action relating thereto, including, without limitation, cash and cash equivalents, securities, including, without limitation, exempted securities under the Securities Act of 1933, as amended (the "Securities Act"), receivables, recoverables from reinsurance and otherwise, deposits and advances, loans, agents balances, real property, together with buildings, structures and the improvements thereon, fixtures contained therein and appurtenances thereto and easements and other rights relating thereto, machinery, equipment, furniture, fixtures, leasehold improvements, vehicles and other assets or property, leases, licenses, permits, approvals, authorizations, joint venture agreements, contracts or commitments, whether written or oral, policy forms, training materials, underwriting manuals, lists of policyholders and agents, processes, trade secrets, know-how, computer software, computer programs and source codes, protected formulae, all other Intellectual Property, research, goodwill, prepaid expenses, books of account, records, files, invoices, data, rights, claims and privileges and any other assets whatsoever.

         "Closing" and "Closing Date" shall have the respective meanings set forth in Section 6.1 hereof.

         "COBRA" shall mean the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Commissioner of Insurance" shall mean the Commissioner of Insurance of the State of Georgia.

         "Company" shall have the meaning ascribed to it in the preamble hereto.

         "Company Adverse Effect" shall mean a material adverse effect on the Condition of the Company, taken as a whole, other than resulting from general economic or financial conditions which do not affect the Company uniquely.

         "Company Property" shall mean any property on which the Company holds a Lien or any facility which is owned or leased by the Company or in the management of which the Company actively participates.

         "Condition" shall mean, as to a Person, the financial condition, business, results of operations, prospects and the properties or other Assets of such Person.

         "Contract" shall mean a contract, indenture, bond, note, mortgage, deed of trust, lease, agreement or commitment, whether written or oral, including, without limitation, an Insurance Contract.

         "DGI" shall have the meaning ascribed to it in the preamble hereto.

         "Environmental Claim" shall mean any written notice by a Person alleging actual or potential Liability, including, without limitation, potential Liability for any investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty, arising out of, based on or resulting from (a) the presence, transport, disposal, discharge or release, of any Materials of Environmental Concern at any location, whether or not owned by the Company, as the case may be, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

         "Environmental Law" shall mean all federal, state, local and foreign Laws relating to pollution or protection of human health or the environment, including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, including, without limitation, Laws relating to emissions, discharges, releases or threatened releases, the presence of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, existence, treatment, storage, disposal, transport, recycling, reporting or handling of Materials of Environmental Concern.

         "Employee Welfare Plan" shall have the meaning as set forth in Section 3(1) of ERISA.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "ERISA Affiliate" shall mean, with respect to the Company, any trade or business that together with the Company would be deemed a "single employer" within the meaning of Section 4001(a)(14) of ERISA.

         "Financial Statements" shall mean statements of financial condition and statements of operations and changes in surplus, and the footnotes, schedules, exhibits and other attachments thereto.

         "GAAP" shall mean generally accepted accounting principles.

         "Georgia Insurance Law" shall mean Title 33 of the Official Code of Georgia Annotated, as amended, and the regulations promulgated thereunder.

         "Governmental Entity" shall mean a court, legislature, governmental agency, commission or administrative or regulatory authority or instrumentality, domestic or foreign.

         "Hazardous Materials" shall mean any (i) "hazardous substance," "pollutants," or "contaminant" (as defined in Sections 101(14) and (33) of the United States Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA") or the regulations issued pursuant to Section 102 of CERCLA, including any element, compound, mixture, solution or substance that is or may be designated pursuant to Section 102 of CERCLA; (ii) substance that is or may be designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended ("FWCPA");

(iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended ("RCRA") or having the characteristics that may subsequently be considered under RCRA to constitute a hazardous waste; (iv) substance containing petroleum, as that term is defined in Section 9001(8) of RCRA; (v) toxic pollutant that is or may be listed under Section 307(a) of FWPCA; (vi) hazardous air pollutant that is or may be listed under Section 112 of the Clean Air Act, as amended; (vii) imminently hazardous chemical substance or mixture with respect to which action has been or may be taken pursuant to Section 7 of the Toxic Substance Control Act, as amended; (viii) source, special nuclear, or by-product material as defined by the Atomic Energy Act of 1954, as amended;
(ix) asbestos-containing material, or urea formaldehyde or material that contains it; (x) waste oil and other petroleum products and (xi) any other toxic materials, contaminants or hazardous substances or wastes pursuant to any Environmental Law.

         "Health and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force and effect of Law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, including without limitation those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or noise, each as amended and as now or hereafter in effect.

         "Insurance Contract" shall mean any Contract of insurance including, without limitation, reinsurance contracts issued by the Company.

         "Insurance License" shall mean a License granted by a Governmental Entity to transact an insurance or reinsurance business.

         "Intellectual Property" shall mean (i) all inventions whether patentable or unpatentable and whether or not reduced to practice, all improvements thereof and all patents, applications and patent disclosures, together with all reissuance, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptions, derivations and applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals thereof; (v) all trade secrets and confidential business information including ideas, research and development, know-how, formulas, data, designs, drawings, specifications, policy forms, training materials, underwriting manuals, pricing and cost information and business and marketing plans and proposals; (vi) all computer software including data and related documentation; (vii) all other proprietary rights and
(vii) all copies and tangible embodiments thereof in whatever form or medium.

         "Investment Assets" shall mean bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership interests and other equity interests, real estate and leasehold and other interests therein, certificates issued by or interests in trusts, cash on hand and on deposit, personal property and interests therein and all other Assets acquired for investment purposes.

         "IRS" shall mean the Internal Revenue Service.

         "Knowledge" shall mean the knowledge of the relevant Person, after due inquiry by the appropriate officer or officers.

         "Law" shall mean a law, ordinance, rule or regulation enacted or promulgated, or an Order issued or rendered, by any Governmental Entity.

         "Liability" shall mean a liability, obligation, claim or cause of action of any kind or nature whatsoever, whether absolute, accrued, contingent or other and whether known or unknown, including, without limitation, any liability, obligation, claim or cause of action arising as a result of an Insurance Contract.

         "License" shall mean a license, certificate of authority, permit or other authorization to transact an activity or business issued or granted by a Governmental Entity.

         "Lien" shall mean a lien, mortgage, deed to secure debt, pledge, security interest, lease, sublease, charge, levy or other encumbrance of any kind.

         "Losses" shall mean losses, claims, damages, costs, expenses, Liabilities and judgments, including, without limitation, court costs and attorneys' fees.

         "Officers' Certificate" shall mean, with respect to any Person, a certificate executed by the President or an appropriate Vice President of such Person, as attested by the Secretary or an Assistant Secretary of such Person.

         "Order" shall mean an order, writ, ruling, judgment, injunction or decree of, or any stipulation to or agreement with, any arbitrator, mediator or Governmental Entity.

         "Ordinary Course of Business" shall mean an action taken by a Person if: (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;
(ii) such action is not required to be authorized by the board of directors of such Person or by any Person or group of Persons exercising similar authority or by a parent company and (iii) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors or by any Person or group of Persons exercising similar authority or by a parent company, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "Partnership" shall have the meaning assigned to it in the preamble hereto.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor entity.

         "Permitted Liens" shall mean as to the Company, (i) all Liens disclosed in a schedule attached hereto, (ii) statutory Liens arising out of operation of Law with respect to a Liability incurred in the Ordinary Course of Business of the Company and which is not delinquent and can be paid without interest or penalty or (iii) such Liens and other imperfections of title as do not materially detract from the value or impair the use of the property subject thereto.

         "Person" shall mean an individual, corporation, partnership, association, joint stock company, Governmental Entity, business trust, unincorporated organization or other legal entity.

         "Proceedings" shall mean actions, suits, hearings, claims and other similar proceedings.

         "Quarterly Statements" shall mean the quarterly statements of condition and affairs filed pursuant to Georgia Insurance Laws.

         "Required Filings and Approvals" shall mean (i) the filing of this Agreement with and the approval of such by the Commissioner of Insurance, and such other applications, registrations, declarations, filings, authorizations, Orders, consents and approvals as may be required to be made or obtained prior to consummation of the transactions contemplated hereby under the insurance Laws of any jurisdiction and (ii) receipt of such consents and approvals as are required for the designation of Donegal Mutual Insurance Company as an authorized reinsurer in the states of Alabama, Arkansas, Georgia, Illinois, Kentucky, Louisiana, North Carolina, South Carolina, Tennessee and Virginia.

         "Riggs" shall mean The Riggs National Bank of Washington, D.C., a national banking association.

         "Riggs-Southern Heritage Loan Repayment Amount" shall mean the amount as of the Closing Date required to repay the principal of, all accrued interest on and all other sums due to repay in full the Riggs loan to the Partnership and release the Company from all liability thereunder, including the release of any security interest in the Shares and any Assets of the Company.

         "SAP" shall mean statutory accounting practices as prescribed or permitted by the Commissioner of Insurance and the National Association of Insurance Commissioners subject, in the case of unaudited interim Financial Statements, to normal year end adjustments.

         "Shares" shall have the meaning ascribed to it in the preamble hereto.

         "Subsidiary" of a Person means any Person with respect to whom such specified Person, directly or indirectly, beneficially owns 50% or more of the equity interests in, or holds the voting control of 50% or more of the equity interests in, such Person.

         "Taxes" shall mean all income, gross income, gross receipts, premium, sales, use, transfer, franchise, profits, withholding, payroll, employment, excise, severance, property and windfall profits taxes, and all other taxes, assessments or similar charges of any kind whatsoever thereon or applicable thereto, together with any interest and any penalties, additions to tax or additional amounts, in each case imposed by any taxing authority, domestic or foreign, upon the Company, including, without limitation, all such amounts imposed as a result of being a member of an affiliated or combined group.

         "Tax Returns" or "Returns" shall mean all Tax returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or foreign Laws.


                                   ARTICLE II

                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS
                               OF THE PARTNERSHIP

     As an inducement to DGI to enter into this Agreement and to consummate the transactions contemplated herein, the Partnership represents and warrants to DGI and agrees as follows:

     2.1 Organization.

         (a) The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) The Company is a stock property and casualty insurance company duly organized, validly existing and in good standing under the laws of the State of Georgia and is duly admitted to transact an insurance business as a foreign insurance company and is in good standing in the jurisdictions listed in
Schedule 2.1 hereto, which are the only jurisdictions in which the failure to be admitted would have a Company Adverse Effect.

         (c) The Company has the corporate power and authority and other authorizations necessary or required in order for it to own or lease and operate the Company Property and to carry on its business as now conducted.

     2.2 Subsidiaries. The Company has no subsidiaries.

     2.3 Authority. This Agreement and the transactions contemplated herein have been duly approved by all necessary corporate action on the part of the Company and all necessary partnership action on the part of the Partnership. This Agreement, when executed and delivered by the Partnership and assuming the due execution hereof by DGI, will constitute the valid, legal and binding agreement of the Partnership enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated herein, nor compliance with nor fulfillment of the terms and provisions hereof, will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Certificate of Incorporation or By-laws of the Company or the Agreement of Limited Partnership of the Partnership, any instrument, agreement, mortgage, judgment, order, award, decree or other restriction to which the Company or the Partnership is a party or by provisions affecting any of them; (ii) give any party to or with rights under any such instrument, agreement, mortgage, judgment, order, award, decree or other restriction the right to terminate, modify or otherwise change the rights or obligations of the Company under such instrument, agreement, mortgage, judgment, order, award, decree or other restriction or (iii) require the approval, consent or authorization of or any filing with or notification to any federal, state or local court, Governmental Entity, except (x) as provided under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (y) the Required Filings and Approvals and (z) such conflicts, breaches, defaults, rights or approvals which, individually or in the aggregate, do not have a Company Adverse Effect. The Partnership has full power and authority to sell, assign, transfer and deliver the Shares to DGI pursuant to this Agreement and each of the Company and the Partnership have full power and authority to do and perform all acts and things required to be done by the Company and the Partnership under this Agreement. True and complete copies of the Certificate of Incorporation and By-laws of the Company and the Agreement of Limited Partnership of the Partnership have been delivered to DGI.

     2.4 Capital Structure. The authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $1.00 per share, of which 2,660,024 shares are issued and outstanding, all of which, except as set forth in Schedule 2.4 hereto, have been owned by the Partnership since January 1, 1998, and none of which is held by the Company as treasury shares. Except for this Agreement, there are no agreements, arrangements, options, warrants or other rights or commitments of any character relating to the issuance, transfer, sale, purchase or redemption of any shares of capital stock of the Company, and no such agreements, arrangements, options, warrants or other rights or commitments will be entered into or granted between the date hereof and the Closing Date. All of the outstanding shares of the Company are validly issued, fully paid and nonassessable with no liability attaching to the ownership thereof, and are owned of record and beneficially by the Partnership, except as set forth in Schedule 2.4 hereto, and, upon the payment of the Riggs-Southern Heritage Loan Repayment Amount, free and clear of any liens, claims, encumbrances and restrictions of any kind; and the transfer and delivery of the outstanding shares of the Company to DGI by the Partnership as contemplated by this Agreement will be sufficient to transfer good and marketable record and beneficial title to such outstanding shares to DGI, free and clear of liens, claims, encumbrances and restrictions of any kind.

     2.5 No Distributions on Capital Stock. The Company has never purchased or redeemed any shares of its outstanding capital stock and, since December 31, 1997, has not declared or paid any dividend or made any other distribution in respect of its capital stock.

     2.6 Financial Statements; Examinations.

         (a) The Company has furnished to DGI the balance sheets of the Company as of December 31, 1995, 1996 and 1997 and the related statements of operations and of changes in financial position for the periods then ended, together with appropriate notes to such financial statements (collectively, the "Company Financial Statements"). Company Financial Statements are accompanied by the reports thereon by Coopers & Lybrand LLP, independent certified public accountants. The Company Financial Statements are correct and complete in all material respects and fairly present the financial position of the Company as at the respective dates thereof and the results of its operations, the changes in its financial position, for the respective periods covered thereby, and have been prepared in conformity with accounting principles and practices prescribed or permitted by the Insurance Department of the State of Georgia consistently applied throughout all periods.

         (b) Each of the Company Financial Statements was in compliance in all material respects with applicable Law when filed.

         (c) The most recently completed reports of examination of the Company conducted by any insurance Governmental Entities was for the periods set forth in Schedule 2.6(C) hereto, and the Company has furnished DGI with a complete and correct copy of such reports.

         (d) Since the dates of all examinations referred to in Section 2.6(c) hereto, the Company has not been the subject of further examination by any insurance Governmental Entity, and the Company is not currently undergoing examination by any insurance Governmental Entity.

         (e) There is set forth in Schedule 2.6(E) hereto a correct and complete list of all (i) accounts, borrowing resolutions and deposit boxes maintained by the Company at any bank or other financial institution, (ii) the names of the persons authorized to sign or otherwise act with respect thereto and (iii) powers of attorney for the Company with respect thereto.

     2.7 Material Changes Since December 31, 1997. Except as described in
Schedule 2.7 hereto, since December 31, 1997, the business of the Company has been operated only in the ordinary course and, whether or not in the Ordinary Course of Business of the Company, other than as disclosed in this Agreement or the schedules referred to herein there has not been, occurred or arisen (i) any material adverse change in the Condition of the Company from that shown on the balance sheet of the Company as of December 31, 1997 referred to in Section 2.6 hereof; (ii) any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, to any Company Property which is material to the financial condition, operations or business of the Company; (iii) any material increase in any employee benefit plan listed in Section 2.19 hereof; (iv) any amendment or termination of any agreement, or cancellation or reduction of any debt owing to the Company or waiver or relinquishment of any right of material value to the Company or (v) any other event, condition or state of facts of any character which would constitute a Company Adverse Effect.

     2.8 Availability of Assets and Legality of Use. Except as specified in
Schedule 2.8 hereof, the Assets owned or leased by the Company constitute all of the Assets which are being used in its business, and such Assets are in good and serviceable condition, normal wear and tear excepted, and suitable and adequate for the uses for which intended and such Assets and their uses conform in all material respects to all applicable Laws. Such Assets will be sufficient for the continued conduct of the Company's business immediately after the Closing in substantially the same manner as the Company's business was conducted immediately prior to the Closing.

     2.9 Title to Property. Except as shown on Schedule 2.8 hereof, the Company has good and marketable title to all of its Assets, including the Assets reflected on the December 31, 1997 balance sheet referred to in Section 2.6 hereof and all of the Assets thereafter acquired by it, except to the extent that such Assets have thereafter been disposed of for fair value in the Ordinary Course of Business of the Company.

     2.10 Books and Records. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to DGI, are complete and correct and have been maintained in accordance with sound business practices and the requirements of the Georgia Insurance Law and any other applicable Laws, including but not limited to the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended, regardless of whether or not the Company is subject to that Section, including the maintenance of an adequate system of internal controls. Since April 11, 1991, the minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the board of directors and committees of the board of directors of the Company, and no meeting of any such stockholders, board of directors or committees thereof has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of the aforementioned books and records will be in the possession of the Company.

     2.11 Accounts Receivable. All accounts receivable reflected on the December 31, 1997 balance sheet referred to in Section 2.6 hereof arising prior to the date hereof, not collected at the date hereof, have arisen from bona fide transactions in the Ordinary Course of Business of the Company. None of such receivables is subject to counterclaims or set-offs or is in dispute and all of such accounts are good and collectable in the Ordinary Course of Business at the aggregate recorded amounts thereof, subject in each case to the allowance for possible losses shown on such balance sheet. All accounts receivable existing on the Closing Date will be good and collectible in the Ordinary Course of Business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts, which allowance will be determined on a basis consistent with the basis used in determining the allowance for doubtful accounts reflected in the December 31, 1997 balance sheet referred to in Section 2.6 hereof.

     2.12 Compliance with Legal Requirements; Governmental Authorizations.
Schedule 2.12 hereto contains a complete and accurate list of each license to transact insurance in a state and each other material license, permit and other authorization held by the Company in the operation of its business. Except as set forth in Schedule 2.12 hereto:

         (a) The Company is, and at all times since April 11, 1991 has been, in compliance in all material respects with the Georgia Insurance Law, and all other Laws that are applicable to it or to the conduct or operation of its business or the ownership or use of any of its Assets or Company Property.

         (b) No event has occurred or circumstance exists that with or without notice or lapse of time (i) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Law in any material respect or (ii) may give rise to any material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         (c) The Company has not received, at any time since April 11, 1991, any oral or written notice or other communication from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law in any material respect or (ii) any actual, alleged, possible or potential material obligation which may give rise on the part of the Company to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

         (d) The Company possesses all material licenses, permits and other authorizations necessary to own or lease and operate its properties and to conduct its business as now conducted and each of the Company's agents is duly licensed as such. All of such licenses, permits and authorizations of the Company and such agents' appointments are hereinafter collectively called the "Permits." All Permits are in full force and effect and will continue in effect after the date hereof and the Closing Date without the consent, approval or act of, or the making of any filing with, any Governmental Entity other than (i) the Required Filings and Approvals and (ii) as provided under the HSR Act. The Company is, and at all times since April 11, 1991 has been in material compliance with all terms and requirements of each Permit. Neither the Company nor, to the Knowledge of the Partnership, any of the Company's agents is in material violation of the terms of any Permit, and the Company has not received notice of any violation or claimed violation thereunder. All applications required to have been filed for the renewal of any and all Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with such Governmental Entities with respect to the Permits have been duly made on a timely basis.

     2.13 Real Property and Leases. The Company does not own any real property. Attached hereto as Schedule 2.13(A) are true and correct copies of every lease or agreement under which the Company is lessee or sublessee of, or holds or operates, any real property owned by any third party. Each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of the Company and, to the Knowledge of the Partnership, the other parties thereto. The Company is not in default in any material respect under any such lease or agreement nor has any event occurred which with the passage of time or giving of notice would constitute such a default nor will the Company take any action or fail to take required action between the date hereof and the Closing Date which would permit any such default or event to occur. Except as set forth on Schedule 2.13(B) hereto, none of such leases and agreements requires the consent of any party thereto in order to undertake or consummate the transactions contemplated by this Agreement.

     2.14 Insurance. The Company maintains policies of fire and casualty, product and other liability and other forms of insurance in such amounts and against such risks and losses as are adequate and reasonable for its business and properties and are sufficient for compliance with all Laws applicable to the Company. All such policies are valid, duly issued and enforceable in accordance with their respective terms and conditions. Attached as Schedule 2.14 hereto is a list and an accurate description of all policies of insurance that are or were owned, held or maintained by or for the benefit of the Company or under which the Company is or was a named insured from January 1, 1992 to the date hereof, including policy numbers, nature of coverage, limits, deductibles, carriers, premiums and effective and termination dates, under which the Company has any remaining coverage. The Company has complied with each of such policies and has not failed to give any notice or present any known claim thereunder. The Company will keep such insurance in full force and effect through the Closing Date. The Company has not received, and to the Knowledge of the Partnership after due inquiry, no event or omission has occurred which may cause it to receive, notice that any such policies will be cancelled or will be reduced in amount or scope. True and complete copies of all such policies have been delivered to DGI.

     2.15 Conduct of Business.

         (a) Schedule 2.15 hereto lists all claims arising in other than the Ordinary Course of Business of the Company which are pending or to the Knowledge of the Partnership threatened against the Company and correctly sets forth the data reflected therein. No insurance carrier listed therein has denied coverage of any claim listed opposite its name or accepted investigation of any such loss or defense of any such claim under a reservation of rights.

         (b) The aggregate actuarial reserves and other actuarial amounts held in respect of Liabilities with respect to Insurance Contracts of the Company as established or reflected in the December 31, 1997 Annual Statement of the Company and in the Company Financial Statements as of December 31, 1997: (i) were determined in accordance with sound actuarial standards consistently applied, (ii) were fairly stated in accordance with sound actuarial principles,
(iii) were based on actuarial assumptions that are in accordance with those specified in the related Insurance Contracts, (iv) met the requirements of the insurance Laws of the applicable jurisdiction in all material respects and (v) to the Knowledge of the Company, were adequate to cover the total amount of all reasonably anticipated matured and unmatured Liabilities of the Company under all outstanding Insurance Contracts pursuant to which the Company has any Liability. For purposes of clause (v) above, (x) the adequacy of reserves shall be determined only on the basis of facts and circumstances known or which reasonably should have been known based on procedures consistently applied by the Company in connection with assessing the adequacy of reserves from time to time by the Company as at the date hereof and (y) the fact that reserves covered by any such representation may be subsequently adjusted at times and under circumstances consistent with the Company's ordinary practice of periodically reassessing the adequacy of its reserves shall not be used to support any claim regarding the accuracy of such representation.

         (c) All of the Company's outstanding insurance coverage is, to the extent required by applicable Law, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or has been filed with and not objected to by such authority within the period provided for objection. The Company has not exceeded any authority granted to it by any party to bind it in connection with the Company's business.

     2.16 No Undisclosed Liabilities. The Company is not subject to any material Liability, including, to the Company's Knowledge, unasserted claims, absolute or contingent, which is not shown or which is in excess of amounts shown or reserved for in the December 31, 1997 balance sheet referred to in Section 2.6 hereof, other than Liabilities of the same nature as those set forth in such balance sheet and reasonably incurred in the Ordinary Course of Business of the Company after December 31, 1997.

     2.17 No Default or Litigation. Except as set forth in Schedule 2.17 hereto, the Company is not in default in any material respect under any agreement, lease or other document to which it is a party. Except as set forth and described in Schedules 2.15 and 2.17 hereto, there are no lawsuits, proceedings, claims or governmental investigations pending or, to the Knowledge of the Partnership, threatened against the Company or against the properties or business thereof which might, individually or in the aggregate, have a Company Adverse Effect and the Partnership knows of no factual basis for any such lawsuit, proceeding, claim or investigation and there is no action, suit, proceeding or investigation pending, threatened or contemplated which questions the legality, validity or propriety of the transactions contemplated by this Agreement.

          2.18 Tax Liabilities. Schedule 2.18 hereto sets forth a correct description of any agreement relating to and the procedures followed with respect to all payments by the Company to the Partnership in connection with Taxes, including the amount paid in 1996, the dates of such payments and any amounts remaining to be paid in respect to any period prior to January 1, 1998. The amounts reflected as liabilities for Taxes on the December 31, 1997 balance sheet referred to in Section 2.6 hereof are sufficient for the payment of all Taxes of the Company accrued for or applicable to the period ended on such balance sheet date and all years and periods prior thereto. All Tax Returns which are required to be filed by or in respect of the Company up to and including the date hereof have been filed and all Taxes, including any interest and penalties thereon, which have become due pursuant to such Returns or pursuant to any assessment have been paid and no extension of the time for filing of any such return is presently in effect. All such Returns which have been filed or will be filed by or in respect of the Company for any period ending on or before the Closing Date are or will be true and correct. There exists no proposed assessment against the Company. No consent to the application of
Section 341(f)(2) of the Code has been filed with respect to any Company Property. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company or the Partnership on behalf of the Company, does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company has delivered to DGI correct and complete copies of all federal, state and local Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 1994. The federal Tax Returns for the Company have been examined by the IRS for the tax year ended December 31, 1993 or the applicable statute of limitations relating thereto has expired for the tax year ended December 31, 1993 and all prior periods.

     2.19 Contracts. Except as set forth in Schedule 2.19 hereto or any other schedule referred to herein, the Company is not a party to (i) any contract for the purchase or sale of real property to or from any third party; (ii) any contract for the lease or sublease of personal property from or to any third party which provides for annual rentals in excess of $50,000, or any group of contracts for the lease or sublease of similar kinds of personal property from or to third parties which provides in the aggregate for annual rentals in excess of $50,000; (iii) any contract for the purchase or sale of equipment, computer software, lists of clients, insurance carriers or agents or similar information, commodities, merchandise, supplies, other materials or personal property or for the furnishing or receipt of services which calls for performance over a period of more than 60 days and involves more than the sum of $50,000; (iv) any license agreement involving the use of copyrights, franchises, licenses, trademarks, or information owned by the Company or others; (v) any broker's representative, sales, agency or advertising contract which is not terminable on notice of 30 days or less; (vi) any contract involving the borrowing or lending of money or the guarantee of the obligations of officers, directors, employees or others;
(vii) any contract with the Partnership or (viii) any other contract, whether or not made in the Ordinary Course of Business of the Company which is material to the business or Assets of the Company. Copies of all contracts and agreements identified in Schedule 2.19 hereto have been made available to DGI. No outstanding purchase commitment by the Company is in excess of its ordinary business requirements or at a price in excess of market price at the date thereof. Except as set forth in Schedule 2.19 hereto or any other schedule referred to herein, none of such contracts and agreements will expire or be terminated or be subject to any modification of terms or conditions by reason of the consummation of the transactions contemplated by this Agreement. With respect to the contracts described in clause (vii) hereinabove, none of the agents who is party to any such agreement has terminated, threatened to terminate or given any notice, written or oral, of an intention to terminate its agreement with the Company or to substantially reduce the volume of business placed with or through the Company, and the Partnership knows of no condition or state of facts or circumstances which would cause any such termination or reduction in the foreseeable future. The Company is not in default in any material respect under the terms of any such contract nor is it in default in the payment of any insurance premiums due to insurance carriers nor any principal of or interest on any indebtedness for borrowed money nor has any event occurred which with the passage of time or giving of notice would constitute such a default by the Company and, to the Knowledge of the Partnership, no other party to any such contract is in default in any material respect thereunder nor has any such event occurred with respect to such party. Without the prior written consent of DGI, the Partnership will not cause or permit the Company to make any changes or modifications in any of the foregoing, nor incur any further obligations or commitments, nor make any further additions to its properties, except in each case in the Ordinary Course of Business of the Company and as contemplated by this Agreement.

     2.20 Employee Agreements. Listed on Schedule 2.20 hereto are all plans, contracts and arrangements, oral or written, including but not limited to union contracts, employee benefit plans, employment agreements, consulting agreements, confidentiality agreements, non-competition agreements or other agreements with any of the Company's employees, whereunder the Company has any obligations, other than obligations to make current wage or salary payments terminable on notice of 30 days or less, to or on behalf of its officers, employees or their beneficiaries or whereunder any of such persons owes money to the Company.

     2.21 Employee Relations. The Company has not engaged in any unfair labor practice, unlawful employment practice or unlawful discriminatory practice in the conduct of its business. The Company has complied in all material respects with all applicable laws, rules and regulations relating to wages, hours and collective bargaining and has withheld all amounts required by agreement to be withheld from the wages or salaries of employees. The relations of the Company with its employees are satisfactory and the Company is not a party to or affected by or threatened with, or to the Knowledge of the Partnership, in danger of being a party to or affected by, any labor dispute which materially interferes or would materially interfere with the conduct of its business. There is set forth in Schedule 2.21 hereto the name and total annual compensation, including bonuses, payable to each of the officers, directors and employees of the Company whose total annual compensation, including bonuses, during the year ended December 31, 1997 exceeded the sum of $75,000. Since December 31, 1997, there has been no material increase in the compensation payable to any of such officers, directors and employees, except as set forth in Schedule 2.21 hereto.

     2.22 Employee Retirement Income Security Act. Schedule 2.20 hereto contains a list of any "employee benefit plan" within the meaning of Section 3(3) of ERISA established or maintained by the Company or to which the Company has made any contributions. The Company is not required, and was not required within the immediately preceding five years, to make any contribution to any "multiemployer plan" within the meaning of Section 3(37) of ERISA. The Company has no liability in respect of any employee benefit plans established or maintained or to which contributions are or were made by it to the PBGC or to any beneficiary of such plans. All required reports and descriptions, including Form 5500 Annual Reports, summary annual reports, PBGC-1's and summary plan descriptions, have been timely filed and distributed appropriately with respect to each such employee benefit plan. The requirements of COBRA have been met with respect to each such employee benefit plan that is an Employee Welfare Plan.

     Except as set forth in Schedule 2.20 hereto, (i) no employee pension benefit plan, as defined in Section 3(2) of ERISA, maintained or contributed to by the Company or in respect of which the Company is considered an "employer" under Section 414 of the Code, has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived or has incurred any liability to PBGC and (ii) the Company has not breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any employee pension benefit plan maintained by it, which breach has given rise to, or will in the future give rise to, an obligation to pay money. Except as set forth in Schedule 2.20 hereto, neither the Company nor any of its affiliates or, to the Knowledge of the Partnership, any "party in interest," as defined in
Section 3(14) of ERISA, in respect of any such plan has engaged in any non-exempted prohibited transaction described in Section 406 and 408 of ERISA or
Section 4975 of the Code. Except as set forth in Schedule 2.20 hereto, no reportable event, as defined in Section 4043 of ERISA, has occurred with respect to any employee pension benefit plan maintained or contributed to by the Com-pany or in respect of which the Company is an employer under Section 414 of the Code and none of such plans has been terminated by the plan administrator thereof or by the PBGC. None of the Company or its affiliates has incurred any liability under ERISA. The original or a complete correct copy of each plan listed in Schedule 2.20 hereto has been delivered to DGI.

     2.23 Conflicts; Sensitive Payments. There are (i) no material situations involving the interests of the Partnership except as listed in Schedule 2.19 hereto or described in Schedule 2.23 hereto or, to the Knowledge of the Partnership, any officer or director of the Company which may be generally characterized as a "conflict of interest," including, but not limited to, the leasing of property to or from the Company or direct or indirect interests in the business of competitors, suppliers or customers of the Company and (ii) no situations involving illegal payments or payments of doubtful legality from corporate funds of the Company since April 11, 1991 to governmental officials or others which may be generally characterized as a "sensitive payment."

     2.24 Corporate Name. The Company owns and possesses, to the exclusion of the Partnership and its affiliates, all rights to the use of the name Southern Heritage Insurance Company in the operation of the Company's present business or any other business similar to or competitive with that being conducted by the Company, including, but not limited to, the right to use such name in advertising.

     2.25 Trademarks and Proprietary Rights. All trademarks, trade names, copyrights and applications therefor which are owned or used or registered in the name of or licensed to the Company are listed and briefly described in
Schedule 2.25 hereto. Other than as specified in Section 2.25 hereto, no proceedings have been instituted or are pending or threatened or, to the Knowledge of the Partnership, contemplated which challenge the validity of the ownership by the Company of any of such trademarks, trade names, copyrights or applications. The Company has not licensed anyone to use any of the foregoing or any other technical know-how or other proprietary rights of the Company, and the Partnership has no Knowledge of the infringing use of any of such trademarks and trade names or the infringement of any of such copyrights by any person except as set forth in Section 2.25 hereto. The Company owns and has properly registered all trademarks, trade names, copyrights, processes and other technical know-how and other proprietary rights now used in the conduct of its business and has not received any notice of conflict with the asserted rights of others except as specified in Schedule 2.25 hereto.

     2.26 Environmental Matters.

         (a) The Company is, and, to the Knowledge of the Partnership, all Properties of the Company including, with respect to any Company Property, all owners or operators thereof, are, and at all times have been in substantial compliance with all applicable Environmental Laws. The Company has not received any communication, written or oral, that alleges that the Company or any Company Property including, with respect to any Company Property, any owner or operator thereof, is not in such compliance, and, to the Knowledge of the Partnership, there are no circumstances that may prevent or interfere with such compliance in the future.

         (b) There is no Environmental Claim pending against the Company or any Company Property or, to the Knowledge of the Partnership, threatened against the Company or any Company Property, or any Person whose Liability for any Environmental Claims the Company has or may have retained or assumed either contractually or by operation of Law, except for Environmental Claims which, individually or in the aggregate, would not have a Company Adverse Effect.

         (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, disposal or presence of any Hazardous Materials, that, to the Knowledge of the Partnership, could form the basis of any Environmental Claim against the Company, any Company Property or any Person whose Liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of Law.

         (d) There are no Hazardous Materials present on or in any Company Property, including Hazardous Materials contained in barrels, above or underground storage tanks, except as set forth in Schedule 2.26 hereto, landfills, land deposits, dumps, equipment, whether movable or fixed, or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of the Company Property or such adjoining property, or incorporated into any structure therein or thereon.

         (e) Without in any way limiting the generality of the foregoing, to the Knowledge of the Partnership, (i) Schedule 2.26 hereto identifies all underground storage tanks and the capacity and contents of such tanks currently or formerly located on any Company Property, (ii) there is no friable asbestos contained in or forming part of any building or structure owned or leased by the Company and (iii) no polychlorinated biphenyls are used or stored at or on any Company Property.

     2.27 Insurance Issued by the Company.

         (a) The Company has provided to DGI all forms of Insurance Contracts used by the Company as of December 31, 1996. Since December 31, 1996, no forms of Insurance Contracts written by the Company have been amended and no sales of any new forms of Insurance Contracts have been commenced, other than changes to forms, which changes are not, in the aggregate, material.

         (b) To the Knowledge of the Partnership, all benefits payable on or prior to the date as of which this representation is made by the Company under Insurance Contracts have in all material respects been paid, or provision for payment thereof has been made, in accordance with the terms of the Insurance Contracts under which they arose, such payments were not delinquent and were paid, or if provision has been made will be paid, without fines or penalties, except for fines or penalties which do not exceed $10,000, individually, or $100,000, in the aggregate, and except for such benefits for which the Company reasonably believes there is a reasonable basis to contest payment and is taking such action.

         (c) To the Knowledge of the Partnership, all outstanding Insurance Contracts of the Company were issued in conformity with underwriting standards which conform in all material respects to industry accepted practices and, with respect to such Contracts reinsured in whole or in part, conform in all material respects to the standards required pursuant to the terms of the related reinsurance, coinsurance or other similar Contracts.

         (d) To the Knowledge of the Partnership, (i) all amounts recoverable under reinsurance, coinsurance or other similar Contracts including, without limitation, amounts based on paid and unpaid Losses are fully collectible except for any such amounts which are less than $100,000 in the aggregate; (ii) each insurance agent or broker, at the time such agent or broker wrote, sold or produced business for the Company, was duly licensed as an insurance agent or broker for the type of business written, sold or produced by such insurance agent or broker in the particular jurisdiction in which such agent or broker wrote, sold or produced such business for the Company, except for such failures to be so licensed which would not, in the aggregate, have a Company Adverse Effect and (iii) no such insurance agent or broker has violated or has taken any action which with notice or lapse of time or both, would have violated any Law except for such violations as would not have a Company Adverse Effect.

         (e) Since the incorporation of the Company, except as set forth in
Schedule 2.27 hereto, the Company has not undertaken any liability under assumed reinsurance agreements of any nature, except for state mandated guaranty funds and residual market insurance plans.

     2.28 Health and Safety Matters.

         (a) The Company has complied and is in compliance with all Health and Safety Requirements.

         (b) Without limiting the generality of the foregoing, the Company has obtained and complied with, and is in compliance with, all Permits, licenses and other authorizations that are required pursuant to the Health and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on Schedule 2.28 hereto.

         (c) Neither the Partnership nor the Company has received any written or oral notice, report or other information regarding any actual or alleged violation of Health and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to the Company or its facilities arising under Health and Safety Requirements.

     2.29 No Omissions. None of the representations or warranties of the Partnership contained herein, none of the information contained in the Schedules referred to in this Article II, and none of the other information or documents furnished to DGI or its representatives by the Partnership or the Company in connection with this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. To the Knowledge of the Partnership, there is no fact which adversely affects, or in the future is likely to effect adversely, the business or assets of the Company in any material respect which has not been disclosed in writing to DGI.

     2.30 Finders. None of the Company or the Partnership has paid or become obligated to pay any fee or commission to any broker, finder or intermediary. Neither the Company nor the Partnership has any agreement or obligation whatsoever with entities other than DGI regarding any proposed acquisition of the Company by any such entity and none of them is engaged in any negotiations with any such entity for any such acquisition.

     2.31 Representations and Warranties to Be True on the Closing Date. All of the representations and warranties set forth in this Article II shall be true and correct on the Closing Date.


                                   ARTICLE III

                REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF DGI

     As an inducement to the Partnership to enter into this Agreement and to consummate the transactions contemplated herein, DGI represents and warrants to the Partnership and agrees as follows:

     3.1 Organization of DGI. DGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     3.2 Corporate Authority. This Agreement and the transactions contemplated herein have been duly approved by all necessary corporate action on the part of DGI. This Agreement, when executed and delivered by DGI, and assuming due execution hereof by the Partnership, will constitute the valid and binding agreement of DGI enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor compliance with nor fulfillment of the terms and provisions hereof, will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Certificate of Incorporation or By-laws of DGI, any instrument, agreement, mortgage, judgment, order, award, decree or other restriction to which DGI is a party or by which it is bound or any statute or regulatory provisions affecting it or (ii) require the approval, consent or authorization of or any filing with or notification to any federal, state or local court, Governmental Entity except (x) as provided under the HSR Act, (y) the Required Filings and Approvals and (z) such conflicts, breaches, defaults, rights or approvals which, individually or in the aggregate, do not have a material adverse effect on the Condition of DGI.

     3.3 Finders. DGI has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary other than Philo Smith and DGI shall be responsible for the payment of all fees and expenses payable to Philo Smith for or on account of the transactions provided for in this Agreement based on actions taken or agreements entered into by DGI.

     3.4 Representations and Warranties to Be True on the Closing Date. All of the representations and warranties set forth in this Article III shall be true and correct on the Closing Date.


                                   ARTICLE IV

                        ACTION PRIOR TO THE CLOSING DATE

     The parties covenant and agree to take the following action between the date hereof and the Closing Date:

     4.1 Investigation of the Company. The Partnership shall cause the Company to afford to the officers, employees and authorized representatives, including, without limitation, independent public accountants and attorneys, of DGI such reasonable access upon reasonable prior notice during normal working hours to the offices, properties, personnel, business and financial and other records of the Company as DGI shall deem necessary or desirable, and shall furnish to DGI or its authorized representatives such additional financial and operating and other data as shall be reasonably requested, including all such information and data as shall be necessary in order to enable DGI or its representatives to verify to their satisfaction the accuracy of the Company Financial Statements and the representations and warranties contained in
Article II of this Agreement. No investigation made by DGI or its representatives, except to the extent of actual Knowledge by DGI of any inaccuracy or breach of the representations and warranties of the Partnership contained herein, shall affect the representations and warranties of the Partnership hereunder or the liability of the Partnership with respect thereto.

     4.2 Confidential Nature of Information. DGI and the Partnership agree that, in the event that the transactions contemplated herein shall not be consummated, each will treat in confidence all documents, materials and other information which it shall have obtained during the course of the negotiations leading to this Agreement, the investigation of the other party hereto and the preparation of this Agreement and other documents relating to this Agreement (collectively, the "Confidential Information"), and shall return to the other party all copies of the Confidential Information which have been furnished in connection therewith. In the event that a party hereto becomes legally compelled to disclose any of the Confidential Information, it shall provide the other party with reasonable notice so that it may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 4.2. In the event that such protective order or other remedy is not obtained or that the other party waives compliance with the provisions of this Section 4.2, the first party will furnish only that portion of the Confidential Information which it is advised by opinion of counsel, which counsel shall be reasonably acceptable to the other party, is legally required and will endeavor to obtain assurance that confidential treatment will be accorded the Confidential Information so furnished. DGI and the Partnership agree and acknowledge that a breach of the provisions of this Section 4.2 would cause the other party to suffer irreparable damage that could not be adequately remedied by an action at law. Accordingly, each party agrees that the other party shall have the right to seek specific performance of the provisions of this Section 4.2 to enjoin a breach or attempted breach of the provisions of this Section 4.2, such right being in addition to all other rights and remedies that are available to each party at law, in equity or otherwise.

     4.3 Preserve Accuracy of Representations and Warranties. The Partnership shall refrain from taking any action and shall cause the Company to refrain from taking any action which would render any representation or warranty contained in
Article II of this Agreement inaccurate as of the Closing Date hereunder. The Partnership will promptly notify DGI of any lawsuits, claims, proceedings or investigations that, to the Knowledge of the Partnership, may be threatened, brought, asserted or commenced against the Company, its officers or directors or the Partnership (i) involving in any way the transactions contemplated by this Agreement or (ii) which would, if determined adversely, have a Company Adverse Effect.

     4.4 Maintain the Company As a Going Concern. Except as otherwise specifically provided herein, the Partnership shall cause the Company to conduct its business in accordance with past practices and to use its best efforts to maintain the business organization of the Company intact, keep available the services of the Company's officers, employees and agents and preserve the good will of its insurance underwriters, employees, clients and others having business relations with it. The Partnership shall cause the Company to provide DGI promptly with interim monthly financial information and any other management reports, as and when they shall become available, confer with DGI concerning operational matters of a material nature and otherwise report periodically to DGI concerning the status of the business, operations and financial condition of the Company and the status of the actions the Company has agreed to undertake in Section 5.4 hereof.

     4.5 Make No Material Change in the Company. Prior to the Closing Date, the Partnership shall not, without the prior written approval of DGI, cause or permit the Company to (i) make any material change in the business or operations of the Company except as set forth in Schedule 4.5 hereto; (ii) make any material change in the accounting policies applied in the preparation of the financial statements referred to in Section 2.6 hereof; (iii) declare any dividends on its issued and outstanding shares of capital stock or make any other distribution of any kind in respect thereof; (iv) issue, sell or otherwise distribute any authorized but unissued shares of its capital stock or effect any stock split or reclassification of any such shares or grant or commit to grant any option, warrant or other rights to subscribe for or purchase or otherwise acquire any shares of capital stock of the Company or any security convertible or exchangeable for any such shares; (v) purchase or redeem any of the capital stock of the Company; (vi) incur or be liable for indebtedness to the Partnership or any of its subsidiaries or affiliates; (vii) make any material change in the compensation of officers or key employees of the Company; (viii) enter into any contract, license, franchise or commitment other than in the Ordinary Course of Business of the Company or waive any rights of substantial value; (ix) make any donation to any charitable, civic, educational or other eleemosynary institution in excess of donations made in comparable past periods,
(x) make any reduction in any loss expense reserve or incurred but not reported reserve prior to the Closing Date; (xi) make any change in the levels, procedures or methods employed in the setting or changing of case basis loss reserves; (xii) make any reduction in net case basis loss reserves not consistent with the levels, procedures or methods employed by the Company in the setting or changing of case basis loss reserves as in effect on the date hereof and, in any event, within 10 days following any reduction in the Company's net case basis loss reserve in any one claim file in excess of $10,000, except for a reduction occurring because a payment has been made on the reserve or because the claim has been settled and the case closed, provide DGI with a written explanation of such reduction in reasonable detail certified by the Company's Claims Manager or (xiii) enter into any other transaction affecting in any material respect the business of the Company other than in the Ordinary Course of Business of the Company and in conformity with the past practices of the Company or as contemplated by this Agreement.

     4.6 No Public Announcement. Neither the Partnership nor DGI shall, without the approval of the other, make any press release or other public announcement or filing concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall so determine, in which case the other party shall be advised thereof and given a reasonable opportunity to comment thereon.

     4.7 Antitrust Law Compliance. DGI and the Partnership have filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. Each party warrants that all such filings by it were, and any future filings will be, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act and any such rules and regulations. Each of DGI and the Partnership agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file any additional information requested by such agencies under the HSR Act and any such rules and regulations.

     4.8 Required Filings. As promptly as practical after the date of this Agreement, the Partnership, the Company and DGI shall promptly commence and make all Required Filings with the appropriate Governmental Entity required by Law to be made by any of them in order to consummate the transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, the Partnership shall cooperate with DGI with respect to all Required Filings that DGI elects to make or is required by law to make in connection with the transactions contemplated by this Agreement.


                                    ARTICLE V

                     ADDITIONAL COVENANTS OF THE PARTNERSHIP

     5.1 Non-Competition.

         (a) In furtherance of the sale of the shares to DGI, upon the consumma-tion of the transactions contemplated hereby and more effectively to transfer and protect the business and goodwill of the Company, the Partnership agrees that for a period ending on the fourth anniversary of the date hereof, it will not (i) directly or indirectly own, manage, operate, participate in, perform services for or otherwise carry on a standard property and casualty insurance business similar to the business of the Company anywhere in Alabama, Arkansas, Georgia, Illinois, Kentucky, Louisiana, North Carolina, South Carolina, Tennessee and Virginia and any other state in which the Company presently conducts its business; provided that ownership of not more than 10% of the issued and outstanding shares of a class of securities of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market shall not be deemed ownership of the issuer of such shares for the purposes of this paragraph or (ii) induce or attempt to persuade any employee or agent of the Company to terminate such employment or agency relationship in order to enter into any such relationship with the Partnership or any of its subsidiaries or affiliates or to enter into any such relationship on behalf of any other business organization in competition with the Company.

         (b) Without limiting the right of DGI and any of its successors or assigns to pursue all other legal and equitable rights available to them for violation of the covenant set forth in Section 5.1(a) hereof by the Partnership, it is agreed that other remedies cannot fully compensate DGI and its successors and assigns for such a violation and that DGI and its successors and assigns shall be entitled to injunctive relief to prevent violation or continuing violation hereof. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this covenant, any term, restriction, covenant or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

     5.2 Use of Trademarks. From the date hereof, neither the Partnership nor any partner or employee of the Partnership shall have the right to use any of the trademarks, trade names or applications therefor heretofore used or owned by the Company or to use any trademarks or trade names similar thereto or designs imitative thereof, except as officers or agents of the Company in connection with its business prior to the Closing Date. From the date hereof, neither the Partnership nor any partner or employee thereof shall have the right to use or to disclose, except in the Ordinary Course of Business of the Company, to any person, firm or corporation other than DGI, its employees, agents and representatives, any secret processes, know-how, trade or business secrets or client lists or other proprietary information of the Company.

     5.3 Use of Name. From and after the Closing Date, the Company and its successors, assigns and affiliates shall own or possess, to the exclusion of the Partnership and any person controlling or controlled by the Partnership, all rights to use the name Southern Heritage Insurance Company and any name similar thereto.

     5.4 1998 Excess of Loss Reinsurance Agreement. Not later than the date of this Agreement, the Partnership shall have caused the Company to enter into excess of loss reinsurance treaties effective as of January 1, 1998 with reinsurers, placement and other terms and conditions satisfactory to DGI in its sole discretion pursuant to which the Company's per loss loss retention will not exceed $200,000, except for losses involving personal umbrella policies in which the Company's per loss loss retention will not exceed $350,000.


                                   ARTICLE VI

                           PURCHASE PRICE AND CLOSING

     6.1 Closing Date. Subject to the fulfillment of the conditions precedent specified in Articles VII and VIII, the transactions contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m., on the second business day following receipt of all Required Filings and Approvals and expiration of the waiting period under the HSR Act (the "Closing Date") at the offices of Duane, Morris & Heckscher LLP, 4200 One Liberty Place, Philadelphia, Pennsylvania 19103 or at such other place or such other time as DGI and the Partnership shall mutually agree.

     6.2 Purchase and Sale. On the Closing Date, DGI shall purchase from the Partnership, and the Partnership shall sell to DGI, the Shares for a cash purchase price of $21,000,000 (the "Purchase Price"), subject to reduction as provided in Section 7.10 hereof or Section 7.11(b) hereof.

     6.3 Delivery by the Partnership. In addition to the deliveries called for by Article VII hereof, the Partnership shall deliver to DGI a certificate or certificates representing all of the Shares, together with fully executed and witnessed stock powers in blank attached thereto with signatures guaranteed by a bank or trust company or a member firm of the New York Stock Exchange, Inc.

     6.4 Delivery by DGI. In addition to the deliveries called for by Article VIII hereof, DGI shall make payment of the Purchase Price less the Riggs-Southern Heritage Repayment Amount to the Partnership by wire transfer of immediately available funds to such account as the Partnership specifies in writing to DGI and pay Riggs the Riggs-Southern Heritage Loan Repayment Amount by wire transfer of immediately available funds to such account as Riggs specifies to DGI in writing.


                                   ARTICLE VII

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF DGI

     The obligations of DGI under this Agreement to purchase and pay for the Shares shall, at the option of DGI, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

     7.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by the Partnership in the performance of any of its covenants and agreements herein, each of the representations and warranties of the Partnership contained or referred to in this Agreement that is qualified by materiality shall be true and correct on the Closing Date as though made on the Closing Date and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on the Closing Date as though made on the Closing Date and the information concerning the Company contained in its Annual Statements for the years ended December 31, 1995, 1996 and 1997 shall have been true and correct in all material respects as of the last day of each such year and there shall have been delivered to DGI a certificate or certificates to that effect, dated the Closing Date, and signed on behalf of the Partnership.

     7.2 No Changes in or Destruction of Property. There shall have been, between the date hereof and the Closing Date, (i) no Company Adverse Effect,
(ii) no adverse federal, state or local legislative or regulatory change affecting in any material respect the services or business of the Company, (iii) no material damage to any Company Property or Assets of the Company by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage, so as to impair in any material respect the ability of the Company to render services or continue operations and (iv) no material and adverse development or proceeding affecting the Company's Insurance Licenses in each of the states listed in Schedule T of the Company's Annual Statement for the year ended December 31, 1997. There shall have been delivered to DGI a certificate, dated the Closing Date, and signed on behalf of the Partnership (a) to the effect that between the date hereof and the Closing Date there has been no such Company Adverse Effect as stated in clause (i) hereof, no such material damage as stated in clause (iii) hereof and no adverse licensing development as stated in clause (iv) hereof and (b) further stating that nothing has come to the signer's attention, in the course of his activities on behalf of the Company, which causes him to believe that during such period there occurred any adverse federal, state or local legislative or regulatory change affecting in any material respect the services or business of the Company.

     7.3 Legal Matters.

         (a) Filings. All Required Filings and Approvals required to be obtained prior to the Closing Date shall have been obtained and not rescinded or adversely modified or limited as set forth in the proviso below or, if merely required to be filed, such filings shall have been made and accepted, and all waiting periods prescribed by applicable Law shall have expired or been terminated in accordance with applicable Law; provided that such approvals shall not contain any conditions or limitations that compel or seek to compel the Company to dispose of all or any portion of the business or Assets of the Company or impose or seek to impose any limitation on the ability of the Company to conduct its business or own its Assets after the Closing Date in substantially the same manner as the Company currently conducts its business or owns its Assets.

         (b) No Order entered or Law promulgated or enacted by any Governmental Entity shall be in effect which would prevent the consummation of the purchase or sale of the Shares or the other transactions contemplated hereby, and no Proceeding brought by a Governmental Entity shall have been commenced and be pending which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby or which otherwise questions the validity or legality of any such transactions.

     7.4 Additional Claims. There shall have been delivered to DGI a certificate, dated the Closing Date, and signed on behalf of the Partnership by its General Partner describing all claims pending, or to the Knowledge of the Partnership, threatened against the Company, up to the Closing Date not described on Schedule 2.15 hereto.

     7.5 Opinion of Counsel for the Partnership. DGI shall have received from Brown & Wood LLP, counsel for the Partnership, an opinion dated the Closing Date, in form and substance satisfactory to DGI and its counsel, substantially to the effect that:

         (a) The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) The Company is a stock property and casualty insurance company duly organized, validly existing and in good standing under the laws of the State of Georgia; and the Company has full corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted. The Company is duly admitted to do business and is in good standing as a foreign insurance company in each state where the failure to be so admitted would have a Company Adverse Effect. The Company has no subsidiaries.

         (c) The authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $1.00 per share, of which 2,660,024 shares have been issued and are outstanding and are owned beneficially and of record by the Partnership; except for this Agreement, to the knowledge of such counsel there are no agreements, arrangements, options, warrants or other rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of the Company and all of the issued and outstanding shares of common stock of the Company on the Closing Date are validly issued, fully paid and nonassessable with no liability attaching to the ownership thereof.

         (d) This Agreement and the transactions contemplated herein have been duly approved by all necessary partnership action of the Partnership. This Agreement has been duly and validly executed and delivered by the Partnership and such Agreement, assuming due execution by DGI, is the valid and binding agreement of the Partnership enforceable against the Partnership in accordance with its terms except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and that the remedy of specific performance is subject to the discretion of the court before which proceedings therefor are brought.

         (e) The Partnership has full power and authority to execute and deliver this Agreement and to perform its obligations thereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein, nor compliance with and fulfillment of the terms and provisions hereof (i) conflicts with or results in the breach of the terms, conditions or provisions of, or constitutes a default under, the Certificate or Articles of Incorporation or the By-laws of the Company or the Agreement of Limited Partnership of the Partnership or, to such counsel's Knowledge, any agreement or instrument to which the Company or the Partnership is a party or by which any of them is bound, (ii) to such counsel's Knowledge, gives any party to or with rights under any such agreement or instrument the right to terminate, modify or otherwise change the rights or obligations of the Company under any such agreement or instrument or (iii) to such counsel's Knowledge, requires the consent, approval or authorization of or any filing with or notification to any federal, state or local court, Governmental Entity not already obtained or made, as the case may be.

         (f) Such counsel do not know of any action, suit, proceeding or investigation pending or threatened against the Partnership or the Company, other than actions, suits, proceedings or investigations described in Schedules
2.15 or 2.17 hereto, which might result in a Company Adverse Effect, or that any action, suit, proceeding or investigation is pending or to their knowledge threatened which questions the legality, validity or propriety of this Agreement or of any action taken or to be taken by the Partnership pursuant to or in connection with this Agreement.

         (g) The Partnership is the lawful owner of the Shares, free and clear of all adverse claims, with unrestricted right and power to transfer and deliver the Shares to DGI. The Partnership has executed and delivered to DGI such instruments as are sufficient to vest good and marketable title to the Shares in DGI free and clear of all adverse claims.

         (h) To such further effect with respect to legal matters relating to the Agreement as DGI or its counsel may reasonably request.

         In giving such opinion, counsel for the Partnership may rely, as to matters of fact, upon certificates of officers of the Company, and as to matters relating to the Law of any state other than the State of Delaware, upon opinions of other counsel satisfactory to them, provided that such counsel shall state that they believe that they are justified in relying upon such certificates and opinions and deliver copies thereof to DGI prior to the Closing Date.

     7.6 Resignations. DGI shall have received the resignations of each director of the Company and the resignation of each officer of the Company designated by DGI on or prior to the Closing Date.

     7.7 Financing Commitment. Not later than the third business day prior to the Closing Date, DGI shall have received a commitment from Fleet National Bank of Connecticut to make available to DGI additional financing of not less than $18,000,000 to be used to pay the Purchase Price.

     7.8 John C. Heller Employment Agreement. Not later than the Closing Date, John C. Heller shall have entered into an employment agreement with the Company acceptable to DGI in its sole discretion and, except as provided in such employment agreement, the Company shall have no other obligation to Mr. Heller in respect of his employment by the Company or the termination of such employment. In addition, Mr. Heller shall have delivered to DGI a written waiver of any right to acquire or otherwise receive any capital stock of the Company or any payment in respect thereof.

     7.9 Items to be Received by DGI. Not later than the third business day prior to the Closing Date:

         (a) the Company shall have received the unqualified opinion of Coopers & Lybrand LLP on the Company's GAAP financial statements for the year ended December 31, 1997 and a copy thereof shall have been furnished to DGI;

         (b) the Company shall have received the unqualified opinion of Coopers & Lybrand LLP as to the actuarial adequacy of the loss reserves of the Company as of December 31, 1997 and a bring-down certificate with respect to the adequacy of such reserves as of the date of Closing and a copy thereof shall have been furnished to DGI;

         (c) DGI shall have received a Catastrophe Analysis of the Company prepared by RMS (or the Herbert Clough reinsurance organization, provided that in such event DGI also receives the certification of the Herbert Clough reinsurance organization that it prepared the Catastrophe Analysis under a license from RMS and utilizing the most current RMS software release without modification) which Catastrophe Analysis shall include a separate windstorm and earthquake analysis under each of the "Deterministic" and "Probalistic" approaches and which Catastrophe Analysis shall be satisfactory to DGI in its sole discretion;

         (d) the Company shall have (i) an in force and fully placed catastrophe reinsurance treaty with an aggregate retention not exceeding $1,000,000 with coverage of $14,000,000 excess of $1,000,000 and (ii) an in force second layer of catastrophe reinsurance with an aggregate retention not exceeding $15,000,000 with coverage of $55,000,000 excess of $15,000,000, in each case with reinsurers, placement and terms and conditions satisfactory to DGI in its sole discretion, including coverage for net losses, including demand surge, for both windstorm and earthquake coverages and copies thereof shall have been furnished to DGI;

         (e) the Company shall have received written verification, in form and substance satisfactory to DGI in its sole discretion, from General Reinsurance Co. ("GenRe") that the existing reinsurance treaties between the Company and GenRe apply to, and that GenRe is responsible, to the extent of such reinsurance, for assessments received by the Company for periods covered by such reinsurance from the Florida Wind Underwriting Authority and the Florida Catastrophe Reinsurance Fund and a copy thereof shall have been furnished to DGI; and

         (f) the Company shall have entered into a retroactive excess of loss reinsurance treaty for the year 1997 covering unreported losses and adverse loss development (including extra-contractual and punitive damages coverage) for reported 1997 losses pursuant to which the Company's per loss loss retention will not exceed $300,000 exclusive of several known losses exceeding $300,000, but inclusive of further loss development on such losses as set forth in
Schedule 7.9 to this Agreement and with reinsurers, placement and other terms and conditions satisfactory to DGI in its sole discretion.

                   (g) In the event the Partnership terminates this Agreement because DGI shall not have performed or complied in all material respects with all covenants required by this Agreement to be performed by DGI before or as of the Closing Date, DGI shall reimburse the Partnership for any out-of-pocket expenses incurred by the Partnership by reason of the cancellation of the reinsurance the Partnership is required to obtain pursuant to Section 7.09(d) hereof and Section 7.09(f) hereof.

     7.10 Minimum Company Surplus. The policyholders surplus of the Company, determined in accordance with SAP, shall be not less than $16,500,000 as of the last day of the month immediately preceding the month in which the Closing occurs, provided, however, that if the policyholders surplus as so determined at such date is less than $16,500,000 but more than $15,000,000, this Section 7.10 shall be deemed satisfied if the Partnership, at its election, either makes a capital contribution to the Company or reduces the Purchase Price, in each case in the amount by which the policyholders surplus of the Company, determined in accordance with SAP as of such date is less than $16,500,000.

     7.11 Assumption of Florida Homeowners Business.

         (a) Not later than the Closing Date, Bankers Security Insurance Company ("Bankers") shall have entered into an agreement in form and substance satisfactory to DGI whereby Bankers is obligated to assume approximately 850 policies of homeowners insurance issued by the Company to residents of the State of Florida (the "Florida Policies") in a transaction in which (i) Bankers offers agents licenses to each of the Company's agents whose principal place of business is in the State of Florida, (ii) Bankers agrees to offer a policy of homeowners insurance to each holder of the Florida Policies, (iii) any consideration paid or payable by the Company to Bankers in respect of the assumption of any Florida Policy (the "Consideration") shall not exceed $155.00 per policy assumed and (iv) the Company shall pay to the holder of each Florida Policy (the "Policyholder Payment") either (A) that amount as shall equal the amount by which Bankers annual premium for such policy for one year shall exceed the Company's most recent annual premium for such policy for one year or (B) such other payment or credit as is required by the Department of Insurance of the State of Florida and which Consideration and Policyholder Payment, subject to Section 7.11(b) hereof, shall have been accrued or paid in full by the Company prior to the Closing Date.

         (b) The portion of the Consideration payable to Bankers and any Policy-holder Payment, in each case as referred to in Section 7.11(a) hereof, which has not been paid or accrued by the Company prior to the Closing Date shall reduce the Purchase Price referred to in Section 6.2 hereof by an amount equal to the sum of (i) (x) the number of the Florida Policies as to which such Consideration has not been paid or accrued on the Closing Date multiplied by (y) $155.00 and
(ii) all Policyholder Payments that have not been paid or accrued on the Closing Date.

     7.12 Company Withdrawal from Florida. The Company shall have commenced and diligently pursued by all appropriate proceedings its withdrawal as a licensed insurer in the State of Florida in accordance with Regulation 4-141-020 under
Section 624.430 of the Florida Insurance Law.



                                  ARTICLE VIII

             CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTNERSHIP

     The obligations of the Partnership under this Agreement to sell and receive payment for the Shares shall, at the option of the Partnership, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

     8.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by DGI in the performance of any of its covenants herein, each of the representations and warranties of DGI contained or referred to in this Agreement that is qualified by materiality shall be true and correct on the Closing Date as though made on the Closing Date and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on the Closing Date as though made on the Closing Date and there shall have been delivered to the Partnership a certificate or certificates to that effect, dated the Closing Date, and signed on behalf of DGI by its President.



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



     8.2 Opinion of Counsel for DGI. The Partnership shall have received from Duane, Morris & Heckscher LLP, counsel for DGI, an opinion dated the Closing Date, in form and substance satisfactory to the Partnership and its counsel, to the effect that:

         (a) DGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and DGI has the corporate power and authority to consummate the transactions as provided for herein;

         (b) This Agreement and the transactions contemplated herein have been duly approved by all necessary corporate action on the part of DGI. This Agreement has been duly and validly executed and delivered by DGI and such Agreement, assuming due execution by the Partnership, is the valid and binding agreement of DGI enforceable against DGI in accordance with its terms except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and that the remedy of specific performance is subject to the discretion of the court before which proceedings therefor are brought;

         (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein, nor compliance with and fulfillment of the terms and provisions hereof (i) conflicts with or results in the breach of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of DGI or any agreement or instrument known to such counsel to which DGI is a party or by which it is bound, (ii) gives any party to or with rights under any such agreement or instrument the right to terminate, modify or otherwise change the rights or obligations of the Company under any such agreement or instrument or (iii) requires the consent, approval or authori-zation of or any filing with or notification to any federal, state or local court or Governmental Entity not already obtained or made, as the case may be; and

         (d) Such counsel do not know of any action, suit, proceeding or investigation pending or threatened against DGI which questions the legality, validity or propriety of (i) this Agreement or of (ii) any action taken or to be taken by the parties hereto pursuant to or in connection with this Agreement.

         In giving such opinion, counsel for DGI may rely, as to matters of fact, upon certificates of officers of DGI and, as to matters relating to the Law of any jurisdiction other than the State of Delaware upon the opinions of other counsel satisfactory to them, provided that such counsel shall state that they believe that they are justified in relying upon such certificates and opinions and deliver copies thereof to the Partnership prior to the Closing Date.

     8.3 Legal Matters.

         (a) Filings. All Required Filings and Approvals required to be obtained prior to the Closing Date shall have been obtained and not rescinded or adversely modified or limited as set forth in the proviso below or, if merely required to be filed, such filings shall have been made and accepted, and all waiting periods prescribed by applicable Law shall have expired or been terminated in accordance with applicable Law;

provided that such approvals shall not contain any conditions or limitations that compel or seek to compel the Company to dispose of all or any portion of the business or Assets of the Company or impose or seek to impose any limitation on the ability of the Company to conduct its business or own its Assets after the Closing Date in substantially the same manner as the Company currently conducts its business or owns its Assets.

         (b) No Order entered or Law promulgated or enacted by any Governmental Entity shall be in effect which would prevent the consummation of the purchase or sale of the Shares or the other transactions contemplated hereby, and no Proceeding brought by a Governmental Entity shall have been commenced and be pending which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby or which otherwise questions the validity or legality of any such transactions.


                                   ARTICLE IX

                                   TERMINATION

     9.1 Termination. This Agreement may be terminated and the purchase and sale of the Shares abandoned at any time prior to the Closing Date:

         (a) by mutual consent of DGI and the Partnership;

         (b) by either DGI or by the Partnership by one day's written notice to the Partnership or DGI, as the case may be, if the Closing shall not have been consummated on or before August 31, 1998; provided, however, that if any of the Required Filings and Approvals shall not have been received by August 31, 1998 such date shall be extended without any action by or on behalf of the parties hereto until five business days after all such Required Filings and Approvals shall have been received but in no event later then October 31, 1998 and further provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the purchase and sale of the Shares to have been consummated on or before such date;

         (c) by either DGI or the Partnership by one day's written notice to the Partnership or DGI, as the case may be, if any of the conditions to such party's obligations to consummate the transactions contemplated by this Agreement shall have become impossible to satisfy; or

         (d) by DGI if (i) the Partnership is in breach at any time prior to the Closing Date of any of the representations and warranties made by the Partnership as though made on and as of such date, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) in such representations and warranties, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Adverse Effect or
(ii) the Partnership shall not have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on and as of such date, which breach cannot be or has not been cured, in all material respects within 15 days after the giving of written notice thereof by DGI to the Partnership.

         (e) by the Partnership if DGI shall not have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on and as of such date, which breach cannot be or has not been cured, in all material respects within 15 days after the giving of written notice thereof by the Partnership to DGI.

     9.2 Effect of Termination. In the event of the termination of this Agreement by either DGI or the Partnership, as provided in Section 9.1 hereof, this Agreement shall thereafter become void and there shall be no Liability on the part of any party hereto against any other party hereto, or their respective directors, officers, Policyholders or agents, except that (i) any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or agreement contained in this Agreement, (ii) Sections 4.2, 11.1, 11.2 and 11.3 shall continue in full force and effect notwithstanding such termination and (iii) each of the parties hereto shall provide the other party hereto with a copy of any proposed public announcement regarding the occurrence of such termination and an opportunity to comment thereon prior to its dissemination.


                                    ARTICLE X

                      AMENDMENT, WAIVER AND INDEMNIFICATION

     10.1 Amendment. This Agreement may be amended or modified in whole or in part at any time by an agreement in writing executed in the same manner as this Agreement, provided, however, that no amendment shall be made which changes the terms of this Agreement in any material respect and which requires the further approval or proceedings of any insurance Governmental Entity without such approval having first been obtained or such proceedings having first been completed.

     10.2 Extension; Waiver. At any time prior to the Closing Date, any party hereto may:

         (a) extend the time for the performance of any of the obligations or other acts of the other party hereto;

         (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and

         (c) waive compliance with any of the agreements or conditions contained herein.

Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its President or its General Partner, as the case may be. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party hereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     10.3 Survival of Obligations. All certifications, representations and warranties made herein by the Partnership and its obligations to be performed pursuant to the terms hereof, shall survive the Closing Date hereunder, notwithstanding any notice of any inaccuracy, breach or failure to perform not waived in writing and notwithstanding the consummation of the transactions contemplated herein with Knowledge of such inaccuracy, breach or failure. All representations and warranties contained herein shall terminate one year after the Closing Date; provided that (i) the representations and warranties con-tained in Section 2.17 hereof shall expire two years after the Closing Date or, with respect to each claim under Section 2.17 arising before or during such two-year period, upon the earlier to occur of (x) such claim's final judicial determination or settlement and satisfaction of any judgment or full payment of any settlement, as the case may be, or (y) such time, if any, as the claim shall be barred by the applicable statute of limitations, (ii) the representations and warranties contained in Section 2.18 hereof shall expire four years after the Closing Date or with respect to any dispute with the IRS upon the earlier to occur of (x) such dispute's final resolution and the payment of all taxes, interests and penalties arising therefrom and (y) the expiration of the applicable statute of limitations and (iii) the representations in Section 2.4 hereof shall not expire.

     10.4 Indemnification.

         (a) Each party (the "Indemnifying Person") agrees to indemnify and hold harmless the other party and their respective subsidiaries, affiliates, partners, successors and assigns (collectively, the "Indemnified Persons") from and against any and all (x) Liabilities, losses, costs, deficiencies or damages ("Loss") and (y) reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense") incurred by any Indemnified Person, in each case net of any insurance proceeds received and retained by such Indemnified Person, in connection with or arising from (i) any breach by the Indemnifying Person of any of its covenants in, or any failure of the Indemnifying Person to perform any of its obligations under, this Agreement or (ii) any material breach of any warranty or the material inaccuracy of any representation of the Indemnifying Person contained or referred to in this Agreement or in any certificate delivered by or on behalf of the Indemnifying Person pursuant hereto and the Partnership agrees to indemnify and hold harmless DGI from and against any Loss and Expense incurred by DGI arising from any claim that the Partnership did not convey to DGI good and marketable title to all of the issued and outstanding capital stock of the Company pursuant to this Agreement, provided that:

             (1) with respect to the representations and warranties contained in
     Section 2.4 hereof, the liability of the Partnership shall not be in excess of the Purchase Price; and

             (2) with respect to all other representations and warranties, the liability of the Indemnifying Person shall be limited to an aggregate of $5,000,000.

         The amount of the liability of the Indemnifying Person under clause (2) at any time is referred to herein as a "Liability Limit." No claim shall be made for indemnity pursuant to this Section 10.4 until the aggregate amount of Loss and Expense incurred by all Indemnified Persons exceeds $50,000, but if the aggregate amount of such Loss and Expense exceeds such amount, the Indemnifying Person shall be liable for all Loss and Expense, including such initial $50,000 amount, subject to any applicable Liability Limit.

         (b) If any Indemnified Person has suffered or incurred any Loss or incurred any Expense, it shall so notify the Indemnifying Person promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provision of this Agreement or any certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Person intends to claim any liability or expense as Loss or Expense under this Section 10.4, such Indemnified Person shall promptly notify the Indemnifying Person of such action or suit. The failure of an Indemnified Person to promptly notify the Indemnifying Person of a claim as contemplated by the preceding sentence will not relieve the Indemnifying Person of its obligations under this Section 10.4 except to the extent that the Indemnifying Person is prejudiced in its defense of such claim as a result of such failure to give prompt notice.

         (c) Subject to paragraph (d) of this Section 10.4, the Indemnified Persons shall have the right to conduct and control, through counsel of their choosing, any third party claim, action or suit and may compromise or settle the same, provided that any of the Indemnified Persons shall give the Indemnifying Person advance notice of any proposed compromise or settlement. The Indemnified Persons shall permit the Indemnifying Person to participate in the defense of any such action or suit through counsel chosen by it, provided that the fees and expenses of such counsel shall be borne by the Indemnifying Person. Any compromise or settlement with respect to a claim for money damages effected after the Indemnifying Person, by notice to the Indemnified Persons, shall have disapproved such compromise or settlement, shall discharge the Indemnifying Person from liability with respect to the subject matter thereof, and no amount in respect thereof shall be claimed as Loss or Expense under this Section 10.4; provided that if the Indemnifying Person shall disapprove of a proposed compromise or settlement of a claim the acceptance of which is recommended by counsel conducting the defense of such claim and the amount of such settlement would exceed an applicable Liability Limit, the Indemnifying Person shall, notwithstanding such Liability Limit, be liable for the full amount of any judgment entered in respect of, or later compromise or settlement approved by the Indemnifying Person of, such claim less the amount by which the proposed compromise or settlement disapproved by the Indemnifying Person exceeded such Liability Limit.

         (d) If the remedy sought in any action or suit referred to in paragraph
(c) of this Section 10.4 is solely money damages and the sum of (i) the amount claimed in such action or suit, (ii) all amounts previously paid by the Indemnifying Person pursuant to this Section 10.4 and (iii) all amounts claimed in all pending claims for indemnity under this Section 10.4 does not exceed the aggregate liability of the Indemnifying Person under this Section 10.4, the Indemnifying Person shall have 15 business days after receipt of the notice referred to in the last sentence of paragraph (b) of this Section 10.4 to notify the Indemnified Persons that it elects to conduct and control such action or suit. If the Indemnifying Person does not give the foregoing notice, the Indemnified Persons shall have the right to defend, contest, settle or compromise such action or suit in the exercise of their exclusive discretion and the Indemnifying Person shall, upon request from any of the Indemnified Persons, promptly pay to such Indemnified Persons in accordance with the other terms of this Section 10.4 the amount of any Loss resulting from its liability to the third party claimant and all related Expense. If the Indemnifying Person gives the foregoing notice, the Indemnifying Person shall have the right to undertake, conduct and control, through counsel of its own choosing and at its sole expense of the Indemnifying Person, the conduct and settlement of such action or suit, and the Indemnified Persons shall cooperate with the Indemnifying Person in connection therewith; provided that (x) the Indemnifying Person shall not thereby permit to exist any Lien upon any Asset of any Indemnified Person, (y) the Indemnifying Person shall permit the Indemnified Persons to participate in such conduct or settlement through counsel chosen by the Indemnified Persons, but the fees and expenses of such counsel shall be borne by the Indemnified Persons, except as provided in clause (z) hereof and (z) the Indemnifying Person shall agree promptly to reimburse to the extent required under this Section 10.4 the Indemnified Persons for the full amount of any Loss resulting from such action or suit and all related Expense incurred by the Indemnified Persons, except fees and expenses of counsel for the Indemnified Persons incurred after the assumption of the conduct and control of such action or suit by the Indemnifying Person. So long as the Indemnifying Person is contesting any such action or suit in good faith, the Indemnified Persons shall not pay or settle any such action or suit. Notwithstanding the foregoing, the Indemnified Persons shall have the right to pay or settle any such action or suit, provided that in such event the Indemnified Persons shall waive any right to indemnity therefor by the Indemnifying Person and no amount in respect thereof shall be claimed as Loss or Expense under this Section 10.4.


                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be given by confirmed telex or telecopy or registered mail, postage prepaid, addressed as follows:



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



          if to DGI, to:

                   Donegal Group Inc.
                   1195 River Road
                   Marietta, Pennsylvania  17547
                   Attention: Donald H. Nikolaus, President

          with a copy to:

                   Duane, Morris & Heckscher LLP
                   4200 One Liberty Place
                   Philadelphia, Pennsylvania  19103
                   Attention: Frederick W. Dreher, Esq.

          if to the Partnership, to:

                   Southern Heritage Limited Partnership
                   6900 Wisconsin Avenue, Suite 304
                   Chevy Chase, Maryland  20815
                   Attention:  William B. Snyder, General Partner

          with a copy to:

                   Brown & Wood LLP
                   815 Connecticut Avenue, N.W.
                   Washington, D.C.  20006
                   Attention:  Frank R. Goldstein, Esq.

or to such other address as the Person to whom notice is given may have previously furnished to the other party in writing in accordance herewith.

     11.2 Expenses. Except as otherwise provided herein, each party hereto shall pay its own expenses including, without limitation, legal and accounting fees and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with the provisions contained herein.

     11.3 Governing Law; Jurisdiction and Service of Process.

         (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules on conflicts of law.

         (b) Each party hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by United States registered or certified mail to the Partnership or DGI, as the case may be, at the


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



addresses set forth in Section 11.1 hereof, shall be effective service of process for any action, suit or proceeding brought against such party in such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware located in Wilmington, Delaware or of the United States of America located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum.

     11.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the rights of the Partnership herein may not be assigned and the rights of DGI may be assigned only (i) to such other business organization which shall succeed to substantially all the assets, liabilities and business of DGI or (ii) to a wholly owned subsidiary of DGI, in which event such assignment shall not relieve DGI of any of DGI's obligations to the Partnership under this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement.

     11.5 Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be unreasonable or materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

     11.6 Execution in Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

     11.7 Titles and Headings. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     11.8 Schedules. The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

     11.9 Entire Agreement. This Agreement, including the Schedules hereto, contains the entire understanding of the parties hereto with regard to the subject matter contained herein.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on its behalf all as of the date first above written.

                                        DONEGAL GROUP INC.


                                        By: /s/ Donald H. Nikolaus
                                            -----------------------------------
                                            Donald H. Nikolaus, President


                                        SOUTHERN HERITAGE
                                         LIMITED PARTNERSHIP


                                        By: /s/ William B. Snyder
                                            -----------------------------------
                                            William B. Snyder, General Partner